Exhibit 99.1

FOR IMMEDIATE RELEASE

Nicholas Financial, Inc. Corporate Headquarters 2454 McMullen-Booth Rd. Building C, Suite 501 Clearwater, FL 33759	Contact: Ralph Finkenbrink Sr. Vice President, CFO Ph # - 727-726-0763	NASDAQ: NICK Web site: www.nicholasfinancial.com

Nicholas Financial Cash Dividend Increased 20%

Company Elects to Increase Quarterly Cash Dividend

from $.10 to $.12 per share

August 8, 2012 – Clearwater, Florida—Nicholas Financial, Inc. (NASDAQ: NICK) announced today that its Board of Directors has declared a cash dividend of $.12 per share on its common stock. This represents a 20% increase from its previous dividend of $.10 per share. The dividend will be paid on September 6, to shareholders of record as of August 30, 2012.

Peter L. Vosotas, Chairman and CEO noted, “Our capital position and continued confidence in our earnings capability played a large part in the Board of Director’s decision to increase our quarterly cash dividend 20% from $.10 to $.12 per share. The dividend yield, based on the most recent closing price of $13.44, will be approximately 4%.”

Subject to market conditions and profitability targets, the Company anticipates it will continue to declare quarterly cash dividends in the future, however no assurances can be given. In the fiscal year ended March 31, 2012, the Company reported earnings of $1.85 per share. In the first quarter of the 2013 fiscal year which ended June 30, 2012, the Company reported earnings of $0.44 per share.

Nicholas Financial, Inc is one of the largest publicly traded specialty consumer finance companies in North America. The Company operates branch locations in both the Southeastern and the Midwestern states. The Company has approximately 12,000,000 shares of common stock outstanding. For an index of Nicholas Financial’s news releases and public filings please visit our web site at www.nicholasfinancial.com

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that involve risks and uncertainties including competitive factors, the management of growth, and other risks detailed from time to time in the Company’s filings and reports with the Securities and Exchange Commission including the Company’s Annual Report on Form 10-K for the year ended March 31, 2012. Such statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to Company management. Actual events or results may differ materially.

### End ###